EXHIBIT 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:20 AM 11/28/2005
FILED 10:55 AM 11/28/2005
SRV 050960368 - 3958736 FILE

Certificate of Amendment
of
Certificate of Incorporation

United Nations Securities Association , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board Of Directors of United Nations Securities Association, , the following resolution was duly adopted by the directors setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the corporation shall have authority to issue is one hundred and fifty million (150,000,000). Of such shares, one hundred million (100,000,000) shall be Common shares with a par value of .001 and fifty million (50,000,000) shall be Preferred shares with a par value of .001.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS THEREOF, said United Nations Securities Association, has caused this certificate to be signed by the President, MASAAKI IKAWA ________ this 23 day of November 2005.

By: [signature]
President

Masaaki Ikawa
Print Name